State of California

                                     [SEAL]



                               SECRETARY OF STATE

                                  NAME CHANGE
                          CERTIFICATE OF QUALIFICATION

                                    2014534

I, BILL JONES, Secretary of State of the State of California, hereby certify:

That on the 26TH day of JANUARY, 1999, there was filed in this office an Amended Statement and Designation by Foreign Corporation whereby the corporate name of INTERNATIONAL MARKETING DYNAMICS, INC., a corporation organized and existing under the laws of UTAH, was changed to TWO DOG NET, INC. This corporation complied with the requirements of California law in effect on that date for the purpose of qualifying to transact intrastate business in the State of California and as of said date has been and is qualified and authorized to transact intrastate business in the State of California, subject however, to any licensing requirements otherwise imposed by the laws of this State, and that the corporation shall transact all intrastate business within this state under the above fictitious name elected by it.



                                         IN WITNESS WHEREOF, I execute this
                                            certificate and affix the Great Seal
                                            of the State of California this day
                                            of January 28, 1999.


                                                            /s/ BILL JONES
          [SEAL]                                            --------------------
                                                            BILL JONES
                                                            Secretary of State